Exhibit 99.1
CONTACTS:

Mike El-Hillow	Cathy Kawakami
Executive Vice President, Chief	Director, Corporate & Investor Relations
Financial Officer	Advanced Energy Industries, Inc.
Advanced Energy Industries, Inc.	970-407-6732
970-407-6570	cathy.kawakami@aei.com
mike.el-hillow@aei.com
FOR IMMEDIATE RELEASE
ADVANCED ENERGY ANNOUNCES PRICING OF COMMON STOCK OFFERING
FORT COLLINS, Colo., August 12, 2005 — Advanced Energy Industries, Inc. (Nasdaq: AEIS) today announced that it has priced its offering of 10,000,000 shares of common stock at a public offering price of $9.75 per share. The common stock is expected to be issued on August 17, 2005, subject to customary conditions.
Advanced Energy expects to receive net proceeds of approximately $92.1 million from the sale of the 10,000,000 shares, after deducting underwriting discounts and estimated offering expenses. If the underwriters elect to exercise in full their option to purchase an additional 1,500,000 shares of common stock to cover over-allotments, Advanced Energy will receive an additional approximately $13.9 million in net proceeds. Advanced Energy plans to use approximately $68.1 million of the proceeds from the offering to redeem its 5 1/4% convertible subordinated notes due 2006, and to use the remainder for working capital and general corporate purposes, which could include the redemption or repurchase of its 5% convertible subordinated notes due 2006. Citigroup Global Markets Inc. is acting as the sole book runner and is the joint lead with Lehman Brothers Inc. for the offering. Adams Harkness, Inc. and Needham & Company, LLC are co-managers.
This press release does not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.
The offering is being made only by means of a prospectus supplement and the accompanying prospectus. A prospectus supplement and the accompanying base prospectus will be filed with the Securities and Exchange Commission and will be available on the SEC’s website at www.sec.gov. Copies of the prospectus supplement and accompanying base prospectus also are available from Citigroup Global Markets Inc. at Brooklyn Army Terminal, 140 58th Street, 8th Floor, Brooklyn, NY 11220 or 718-765-6732.
Advanced Energy is a global leader in the development and support of technologies critical to high-technology manufacturing processes used in the production of semiconductors, flat panel displays, data storage products, compact discs, digital video discs, architectural glass, and other advanced product applications.
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